As filed with the Securities and Exchange Commission on February 14, 2012
Registration No. 333-144090

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SHANDA INTERACTIVE ENTERTAINMENT LIMITED
(Exact name of registrant as specified in its charter)

Cayman Islands		Not Applicable
(State or other jurisdiction of incorporation or organization)		(I.R.S. Employer Identification No.)
No. 208 Juli Road Pudong New Area Shanghai 201203, People’s Republic of China
(Address of principal executive offices, including zip code)

Shanda Interactive Entertainment Limited 2005 Equity Compensation Plan
(Full title of the plan)

CT Corporation System
111 Eighth Avenue, 13th Floor
New York, NY  10011
(212) 894-8940
(Name, address and telephone number, including area code, of agent for service)

Copy to:
James C. Lin, Esq.
Davis Polk & Wardwell LLP
c/o 18th Floor, The Hong Kong Club Building
3A Chater Road
Hong Kong
(852) 2533-3300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment No. 1 (this “Amendment”) relates to the Registration Statement on Form S-8 (File No. 333-144090) (the “Registration Statement”) of Shanda Interactive Entertainment Limited (the “Registrant”), which was filed with the Securities and Exchange Commission (the “Commission”) on June 27, 2007 to register 7,449,235 ordinary shares, par value $0.01 per share, of the Registrant (“Shares”) for offer or sale pursuant to the Registrant’s 2005 Equity Compensation Plan.

On November 22, 2011, the Registrant, Premium Lead Company Limited (“Parent”) and New Era Investment Holding Ltd. (“Merger Sub”) entered into an agreement and plan of merger (the “merger agreement”), which was approved on February 14, 2012 by the shareholders of the Registrant at the extraordinary general meeting. The Registrant and Merger Sub subsequently filed a plan of merger with the Cayman Islands Companies Registrar, which became effective as of February 14, 2012 (the “effective time”), as a result of which Merger Sub merged with and into the Registrant, with the Registrant continuing as the surviving company after the merger as a wholly owned subsidiary of Parent. At the effective time, all outstanding Shares and American depositary shares of the Registrant and all outstanding and unexercised options to purchase Shares pursuant to the Registrant’s 2003 Share Incentive Plan and 2005 Equity Compensation Plan were cancelled.

In connection with the merger, the Registrant has terminated the offering of Shares pursuant to the Registration Statement. In accordance with the undertaking made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statement which remain unsold at the termination of the offering, the Registrant hereby files this Amendment to remove from registration all Shares registered under the Registration Statement that remained unsold as of the date of this Amendment.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the People’s Republic of China on February 14, 2012.

SHANDA INTERACTIVE ENTERTAINMENT LIMITED
By:	/s/ Grace Wu
Name: Grace Wu
Title: Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment has been signed by the following persons in the capacities indicated and on February 14, 2012.

Signature	Capacity

/s/ Tianqiao Chen	Chairman and Chief Executive Officer
Tianqiao Chen	(principal executive officer)

/s/ Grace Wu	Chief Financial Officer
Grace Wu	(principal financial and accounting officer)

/s/ Danian Chen	Director and Chief Operating Officer
Danian Chen

/s/ Qian Qian Chrissy Luo	Non-executive Director
Qian Qian Chrissy Luo

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Shanda Interactive Entertainment Limited, has signed this Amendment in Newark, Delaware, on February 14, 2012.

PUGLISI & ASSOCIATES
By:	/s/ Donald J. Puglisi
Name: Donald J. Puglisi
Title: Managing Director